SECURITIES AND EXCHANGE COMMISSION



                            Washington, D.C.  20549



                                     FORM 8-K


                                  CURRENT REPORT



                    Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                                 December 16, 1996




                                 Mallinckrodt Inc.
            (Exact name of registrant as specified in its charter)



            New York               1-483             36-1263901
 State or other jurisdiction      (Commission    (I.R.S.Employer
        of incorporation)          File Number)   Identification No.)



7733 Forsyth Boulevard, St. Louis, MO                      63105-1820
(Address of principal executive offices)                   (ZIP Code)

Registrant's telephone number,                          (314)854-5200
      including area code

Item 5.  Other Events
A press release was issued December 16, 1996. The relevant portion of that release was as follows:
(*)Indicates registered trademark

MOLECULAR BIOSYSTEMS, MALLINCKRODT
EXPAND PARTNERSHIP FOR MARKETING OF FS069

ST. LOUIS, Mo., and San Diego, Calif., December 16, 1996 -- Molecular Biosystems, Inc. (NYSE:MB) and Mallinckrodt Inc. (NYSE:MKG) today jointly announced that Mallinckrodt's sales and marketing rights for FS069 have been expanded to include Europe, Africa, India and Russia. FS069 is MBI's second-generation ultrasound imaging agent. It is designed to enhance ultrasound imaging by enabling physicians to visualize blood flow and enhance resolution of anatomical structures in those patients with suboptimal non-contrast ultrasound examinations.
     The companies anticipate filing for European market clearance for FS069 in early 1997. MBI and Mallinckrodt announced in October that a pre-marketing approval application for FS069 has been submitted to the U. S. Food and Drug Administration. Mallinckrodt already holds extensive marketing rights for FS069 and for ALBUNEX*, an MBI product that is the first ultrasound imaging agent to be cleared for marketing in the United States. The new agreement also covers future ultrasound contrast agents that Molecular Biosystems has in development.
     In exchange for the expanded marketing rights, Mallinckrodt will pay fees of up to $12.9 million plus 40 percent of product sales to cover royalties and manufacturing. Of the amount, $7.1 million is payable within 30 days, with the remainder contingent upon certain milestones being met. The fees are considered incremental to agreements already in place between the two companies. Under these agreements, Mallinckrodt has marketing rights for ALBUNEX* and FS069 in all parts of the world except Japan, South Korea and Taiwan. Molecular Biosystems has not yet assigned its recently reacquired marketing rights for the products in these territories.
     "All of us at Mallinckrodt are delighted that we can extend our partnership with Molecular Biosystems in this way," said James C. Carlile, president of Mallinckrodt's Medical Imaging Division. Products like FS069 and ALBUNEX* are critical elements of our portfolio and help keep us a leader in the field of contrast media."
     Kenneth J. Widder, M. D., Molecular Biosystems' chairman and chief executive officer, said, "Mallinckrodt is a major player in the European contrast media market. This expanded partnership validates the commercial value of FS069 as well as securing a partner with proven marketing prowess in these territories. We can now focus on building a global franchise for FS069. The companies are currently involved in additional clinical studies for FS069, including myocardial perfusion and radiology imaging trials."
     Molecular Biosystems, Inc., based in San Diego, Calif., is a leader in the development of ultrasound contrast agents for medical imaging. Its shares are listed on the New York Stock Exchange under the symbol "MB."
     Mallinckrodt is an international growth company serving specialty markets in human healthcare and chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, analgesic pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis, Missouri-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is
<www.mallinckrodt.com>.

                               # # #


Mallinckrodt Inc.

ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  December 20, 1996